Staffing 360 Solutions Executes Agreement to Acquire
Control Solutions International, Inc.

Acquisition Further Establishes Staffing 360’s Presence in the High-Growth Staffing Industry, with an Emphasis on Risk Management, Financial and IT

New York, NY – August 19, 2013 – Staffing 360 Solutions, Inc. (OTCQB: STAF), an emerging growth public company engaged in the provision of international staffing services in IT, financial, accounting, healthcare and cyber security industries, announced today that it has executed a Stock Purchase Agreement to acquire Control Solutions International, Inc. from a corporate entity owned by CSI’s executive team: Simon Dealy, Margaret Gesualdi and Charlie Cooper. Closing of the acquisition is expected to occur within 45 days of the completion of CSI’s audit.

Control Solutions International is a burgeoning professional services company specializing in a broad spectrum of risk management, financial, internal audit and IT solutions. Pursuant to the terms of the agreement, Staffing 360 Solutions will acquire all the issued and outstanding stock of CSI as it becomes a wholly owned subsidiary of the Company, while the CSI executive team will remain intact.

“This agreement with Control Solutions represents a threshold event for our consolidation strategy,” stated Allan Hartley, Chief Executive Officer of Staffing 360 Solutions. “CSI’s high quality professional services business, and significant expertise in the risk management and consulting arena, compliments Staffing 360’s strategic growth plans and demonstrates our ability to deliver accretive acquisitions from our pipeline that will not only expand our footprint, but also will enhance our margins. This is win-win for both CSI and Staffing 360 as we join forces in the industry.”

Founded in 1991, CSI is a leading consulting and risk advisory firm focused on providing its clients with experts with specialties across a wide spectrum of industries. The company delivers a unique combination of thought leadership, technical knowledge and practical experience in more than 35 countries, with a particular emphasis in risk management, compliance, internal audit, finance transformation, business performance improvement, and leading-edge IT services. CSI is committed to a philosophy of tailoring its approach and methodology to each client’s unique requirements.

“We are thrilled with the opportunity to leverage our organization into a public company by joining Staffing 360 Solutions,” stated Simon Dealy, President and CEO of Control Solutions International. “As we become part of the Staffing 360 team, our strategic plan is to continue to expand our global footprint through organic growth and additional synergistic acquisitions that enhance our capabilities and broaden our offerings. We believe our technical knowledge and practical experience in countries around the world represents a tremendous opportunity for Staffing 360 as we continue to maximize growth potential, both domestically and abroad.”

Staffing 360 Solutions believes that a consolidation strategy is ideally suited for the highly fragmented temporary staffing industry, with an estimated 15,000 staffing companies generating less than $20 million in revenues in the United States alone. The management team has been engaged in the development of a comprehensive program to create a robust pipeline of prospective acquisitions. Staffing 360’s latest acquisition agreement with CSI represents a key validator of this strategy’s successful implementation.

About Control Solutions International, Inc.

Control Solutions International, Inc., headquartered in Boston, MA, is a leading global provider of risk management and consulting, internal audit, and information technology solutions, designed to help an array of organizations, both domestically and abroad. CSI focuses on providing its clients with experts who specialize in risk management, compliance, internal audit, finance transformation, business performance improvement, and leading-edge information technology services. The company delivers a unique combination of thought leadership, technical knowledge and practical experience in more than 35 countries. CSI is committed to a philosophy of tailoring its approach and methodology to each client’s unique requirements. For more information, please visit: www.controlsolutions.com

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (OTCQB: STAF) is an emerging public company in the international staffing sector that intends to acquire high-growth domestic and international staffing agencies. As part of its targeted consolidation model, Staffing 360 Solutions is pursuing broad spectrum staffing companies in the IT, financial, accounting, healthcare and cyber security industries. The Company believes the staffing industry offers opportunities to create a successful public company with a longer term objective of accretive acquisitions that will drive annual revenues to a minimum of $250 million. For more information, please visit: www.staffing360solutions.com

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to, the closing of the acquisition of CSI. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Company Contact:

A.J. Cervantes, President

Staffing 360 Solutions, Inc.

212.634.6410

info@staffing360solutions.com

Financial Communications:

Trilogy Capital Partners, Inc.

Darren Minton, President

212.634.6413

info@trilogy-capital.com